EXHIBIT 99.1

                          [Seabulk International logo]


PRESS RELEASE


M/V SEABULK PRIDE struck by Ice Floe


Fort Lauderdale, Florida
February 2, 2006

FOR IMMEDIATE RELEASE - At approximately 5:25 a.m. local Alaska time today, the M/V SEABULK PRIDE, a 1998 built double hull tanker, owned and operated by a subsidiary of Seabulk International, Inc. (the Company) and on charter to Tesoro Corporation, was struck by an ice floe and before loading was completed broke away from the Tesoro dock in Nikiski, Alaska. At the time, the M/V SEABULK PRIDE was loading heavy vacuum gas oil (HVGO) and unleaded gasoline. Some product was released during this incident. The Company does not have an estimate as to the amount of product released, and there are no reports of oil near the vessel at this time. No injuries were reported by the ship or the dock. The vessel is currently aground approximately a half mile north of the dock. The vessel has confirmed that the tanks in the vessel are currently secure.

The Company has initiated responsive action to secure the ship, and has notified the U.S. Coast Guard and the Alaska Department of Environmental Conservation
(ADEC) of the incident. Tesoro has activated its Unified Command System in response to the incident and the Company is actively engaged in those efforts as well. Questions relating to Tesoro's response should be directed to Sarah Simpson at 210-862-2243.

ABOUT SEABULK
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     Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. Seabulk International is a wholly owned subsidiary of SEACOR Holdings Inc. For more information, contact Timothy McKeand, Vice President, at (954) 524-4200 ext. 820 or visit Seabulk's Web Site at www.seabulkinternational.com or SEACOR's Web Site at www.seacorholdings.com